Exhibit 10.87

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of 1 July 2025 by and between Linkage International Limited, a Hong Kong registered company (The “Consultant”), and Herbert YF Global Holding Limited, a Hong Kong registered company (“The Company”).

Upon the following terms and conditions of this Agreement, the Company desires to retain the Consultant to perform the following:

1.	CONSULTING SERVICES. Commencing on 1 July 2025 (the “Effective Date”) until 1 July 2026 (the “Consulting Period”), the Consultant will provide exclusive access to the founders, shareholders, and management team of Ortus Climate Mitigation LLC (OCM) to the Company in relation to the potential investment and or acquisition of OCM, particularly OCM’s Italian operations. Additional services will include a due diligence report on OCM’s Italian operations, introduction to strategic and financing partners such as EPC companies and investors, advice on deal structuring, and other services as mutually agreed to between the Consultant and the Company. The expected transaction value is EUR 60 million.

2.	COMPENSATION. As compensation for the performance of the Services, the Company will pay the Consultant a fixed amount of HKD 5,000,000, which is approximately 1% of the expected transaction value. This amount is non-refundable as the compensation covers costs on travel and due diligence of 96 project sites.

3.	DEPOSIT. In order to hold exclusive access with OCM during the due diligence and negotiation process, The Company shall place a deposit in the amount of HKD 25,000,000, which is approximately 4.5% of the expected transaction value. This amount is fully refundable if The Company does not pursue the investment or acquisition transaction with OCM.

4.	CONFIDENTIALITY. The existence and provisions of this Agreement will be held in strictest confidence by the Company and the Consultant and will not be publicized or disclosed in any manner whatsoever; provided, however, that each party may disclose this Agreement in confidence to its attorneys, accountants, auditors, tax preparers, and financial advisors and insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

5.	NO EXPLOITATION OF COMPANY’S CONFIDENTIAL INFORMATION. The Company retains the sole discretion to request for the destruction or return of the Confidential Information from The Company and upon such request. The Consultant will, subject to the requirements of law and regulations and to the extent practicable, promptly either destroy or redeliver to The Company the Confidential Information provided in relation to the Purpose and all copies thereof, without retaining any paper copy thereof or any electronic media containing such Confidential Information. Notwithstanding the foregoing, the Company’s legal department and the legal departments of the Company’s Representatives may maintain a copy of the Confidential Information in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes in accordance with applicable document retention policies.

6.	NO EXPLOITATION OF CONSULTANTS’ CONFIDENTIAL INFORMATION. The Company agrees that it may make only such use of the Confidential Information from, or pertaining to, potential investors referred from The Consultant, either directly or indirectly, as is contemplated by this Agreement or as may otherwise be specifically authorized in writing by the Consultant. The Company agrees to use the Consultant as the exclusive intermediary for the Purpose.

7.	LIMITATION OF LIABILITY. In no event shall either party be liable for any indirect, incidental, punitive, special or consequential damages, including loss of profits, revenue, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. In no event shall either party’s liability exceed the amount due or payable under this agreement.

8.	GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the Hong Kong as applied to agreements among residents of Hong Kong entered into and to be performed entirely within Hong Kong.

9.	SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

10.	AMENDMENT AND WAIVER. This Agreement may be amended and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the mutual written consent of The Company and The Consultant.

11.	BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of the parties hereto, enforceable against each party in accordance with Hong Kong law. Neither party may assign any of its rights under this Agreement without the prior written consent of the other party.

12.	ENTIRE AGREEMENT. This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, whether written or oral, with respect to the subject matter described herein. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SIGNED by The Company

Name: Calvin Pang

Title: Director

/s/ Calvin Pang

SIGNED by The Consultant

Name: Lu Mo

Title: Director

/s/ Lu Mo

[END OF AGREEMENT]